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                                                                    Exhibit 99.1



                                  NEWS RELEASE

FOR IMMEDIATE RELEASE:         FOR MORE INFORMATION, CONTACT:
FEBRUARY 23, 2001              ROBERT L. SCHUMACHER
                               AT (540) 326-9000

 FIRST COMMUNITY BANCSHARES, INC. (FCBC) APPROVED FOR LISTING ON NASDAQ SMALLCAP

         BLUEFIELD, VIRGINIA -- First Community Bancshares, Inc. (Nasdaq: FCBC; www.fcbinc.com) is proud to announce that Nasdaq has approved its application for a listing on the Nasdaq SmallCap market. The common stock of First Community will continue to trade under the symbol "FCBC" and will commence trading on the Nasdaq SmallCap market effective March 1, 2001.

         The Nasdaq SmallCap application was filed by the Company in light of growth in both shares outstanding and growth in the Company's stockholder base. It is expected that the Nasdaq listing will provide greater access to stock information for the Company and will also afford the Company broader coverage on the open market and among various market makers and stock analysts.

         The Company's approximate 9.035 million outstanding shares are held by 2,449 stockholders throughout the United States. At the recent closing price of $18.56 per share, the Company reports total market capitalization of over $165 million. The Company's current book value per share is $13.69 resulting in a market-to-book multiple of 1.36 times.

         First Community recently completed a record setting fiscal year 2000 with earnings of $17.06 million or $1.95 per share compared to $16.85 million or $1.92 per share in 1999.

         After adjusting for non-recurring items, core earnings were $17.17 million in 2000, up $1.4 million or 9% over 1999 core earnings of $15.75 million. Cash EPS, which represents earnings per share adjusted for amortization of goodwill and other intangibles, reached a record $2.17 per common share, up 2.4% from $2.12 per share in 1999.


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         Record earnings in 2000 were driven by a $2.3 million increase in net interest income and a $1.8 million increase in non-interest income. The improvement in net interest income was the result of continued strong loan demand. Interest and fees on loans outpaced that of the preceding year by $10.4 million. Outstanding loans continued to grow throughout the year reaching a record level of $823 million at December 31, 2000, which equates to a loan to deposit ratio of 91.4%. Nonperforming assets in total decreased by $2.1 million or 18.8% during 2000.

         The Company recorded its 10th consecutive year and 15th of the last 16 years of increased dividends. The record $.95 per share paid by First Community on its common stock in 2000 equates to a 5.4% dividend yield based upon the stock's year-end closing price of $17.75. The dividend payout ratio of 48.7% continues to make First Community an attractive investment. The book value of the stock was $13.35 per share at December 31, which was an improvement of 13% over the previous year-end's book value.

         Key profitability ratios for First Community Bancshares in 2000 show the Company reporting a Return on Average Equity of 15.70%. Return on Average Assets continued at a solid 1.51%. Each of these performance indicators substantially exceeds the average of the Company's national peers which reported 14.47% for Return on Average Equity and 1.14% for Return on Average Assets based upon September 30, 2000 data provided by the Federal Reserve Board's Division of Banking Supervision and Regulation.

         The Company's entry into the Beckley, West Virginia market along with continued control of operating costs added to its success during 2000. First Community was also proud to introduce new transaction account products and its Overdraft Honor(TM) service for not only its thousands of long-term, loyal customers, but its many new customers since the introduction of these services in the last quarter of 2000.

         First Community is a multi-state bank holding company with total assets of approximately $1.2 billion and trust assets of $500 million. The Company operates through a 33-branch network throughout the three state region of Virginia, West Virginia and North Carolina. With headquarters in Bluefield, Virginia, the Company currently ranks as the 3rd largest bank holding company headquartered within the Commonwealth of Virginia.

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